Exhibit 99.1

NEWS RELEASE

For Immediate Release
Thursday, July 31, 2025

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS SECOND-QUARTER RESULTS
•Net sales of $2.6 billion, down 18.8% year-over-year
•Reported earnings per share of $4.22 and adjusted earnings per share(1) of $1.35
•Strong year-to-date free cash flow generation
•Full-year net sales and adjusted earnings per share outlook raised

    DULUTH, GA – July 31 – AGCO (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported net sales of $2.6 billion for the second quarter ended June 30, 2025, a decrease of 18.8% compared to the second quarter of 2024. The second quarter of 2024 included other revenue of $290.5 million which represents revenue from the Company’s divestiture of the majority of its Grain & Protein business as shown in the regional net sales table. Reported net income was $4.22 per share for the quarter and adjusted net income(1) was $1.35 per share. These results compare to reported net loss of $(4.92) per share and adjusted net income(1) of $2.53 per share for the second quarter of 2024. Excluding favorable foreign currency translation of 3.5%, net sales in the quarter decreased 22.3% compared to the second quarter of 2024.

    “AGCO achieved solid second-quarter results with deliberate execution in the areas we can control despite a challenging global agricultural environment marked by weak farm economics and delayed purchasing decisions in several parts of the world,” said Eric Hansotia, Chairman, President and CEO. “Our strong earnings and cash flow generation illustrate meaningful progress in reducing dealer and company inventories through aggressive production cuts. Operating margins benefited from disciplined cost control and continued implementation of our restructuring initiatives. Demand for our premium brands remains resilient, supported by growing interest in precision agriculture and sustainable technologies.”

    Hansotia continued, “The global trade landscape has become increasingly complex, with uncertainty surrounding trade negotiations impacting farmer confidence and investment decisions, particularly in North America and Europe. AGCO is closely monitoring these developments and remains focused on operational agility, supply chain resilience and executing our Farmer-First strategy.”

    Net sales for the first six months of 2025 were approximately $4.7 billion which is a decrease of 24.1% compared to the same period in 2024. The first six months of 2024 included other revenue of $490.6 million which represents revenue from the Company’s divestiture of the majority of its Grain & Protein business as shown in the regional net sales table. For the first six months of 2025, reported net income was $4.36 per share and adjusted net income(1) was $1.76 per share. These results compare to reported net loss of $(2.67) per share and adjusted net income(1) of $4.85 per share for the same period in 2024. Excluding favorable foreign currency translation of 0.7%, net sales in the first six months of 2025 decreased 24.8% compared to the same period in 2024.

Second Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) (5.1)%, North America (32.9)%, South America (4.0)%, Asia/Pacific/Africa (“APA”) (5.4)%
•Constant currency regional sales results(1)(2)(3): EME (11.2)%, North America (32.2)%, South America (4.7)%, APA (5.9)%
•Regional operating margin performance: EME 14.7%, North America (5.3)%, South America 7.8%, APA 6.9%
•On July 9, 2025, AGCO's Board of Directors authorized a new share repurchase program authorizing the Company to repurchase up to $1.0 billion of the Company's common stock

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to second quarter 2024.
(3) Excludes currency translation impact.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Six Months Ended June 30, 2025	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(13)%	(33)%
Brazil(5)	6%	(9)%
Western Europe(5)	(12)%	(8)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

    Hansotia concluded, “Challenging farm economics in the first half of 2025 have dampened demand for agricultural equipment across Europe and the U.S., with declining commodity prices and rising input costs specifically impacting U.S. farmer sentiment. Instead, there is growing interest in precision agriculture tools that offer efficiency gains without significant capital investment. In Brazil, erratic weather and lower prices have made farmers more cautious, with many choosing to maintain existing equipment rather than invest in new high-horsepower machinery. In Europe, environmental regulations and weather-related disruptions are driving demand for sustainable and adaptive technologies. While traditional equipment sales remain under pressure, we are seeing a clear shift toward smarter, more efficient solutions as farmers work to protect margins and navigate ongoing volatility.”

    North American industry retail tractor sales declined 13% in the first half of 2025 compared to the same period in 2024 with the steepest drops occurring in higher horsepower categories — particularly in recent months. Combine unit sales fell 33% year-over-year during the same period. Ongoing uncertainty around grain export demand and elevated input costs are expected to continue weighing on industry demand throughout 2025, especially for larger equipment.

    Brazil industry retail tractor sales rose 6% in the first half of 2025 compared to the same period in 2024, driven primarily by demand for smaller tractors. Despite record soybean harvests and potential trade benefits, demand for larger equipment has yet to show meaningful improvement. If trade conditions continue to strengthen farm economics, demand could pick up later in the year. For now, industry growth in Brazil is expected to remain modest.

    Western Europe industry retail tractor sales declined 12% during the first six months of 2025 compared to the same period in 2024 with double digit percentage decreases across most markets except Spain and Italy, which both saw modest growth. Demand is expected to remain soft throughout the year, as lower income levels weigh on arable farmers. However, steady demand from dairy and livestock producers is expected to partially offset the overall decline.

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2025	2024	% change from 2024	% change from 2024 due to currency translation(6)	% change excluding currency translation
North America	$420.9	$627.2	(32.9)%	(0.7)%	(32.2)%
South America	303.4	315.9	(4.0)%	0.7%	(4.7)%
EME	1,774.9	1,869.5	(5.1)%	6.1%	(11.2)%
APA	135.8	143.5	(5.4)%	0.5%	(5.9)%
Total Segments	2,635.0	2,956.1	(10.9)%	3.8%	(14.7)%
Other(7)	—	290.5	(100.0)%	—%	(100.0)%
	$2,635.0	$3,246.6	(18.8)%	3.5%	(22.3)%

Six Months Ended June 30,	2025	2024	% change from 2024	% change from 2024 due to currency translation(6)	% change from 2024 due to acquisition of a business(6)	% change excluding currency translation and acquisition of a business
North America	$816.5	$1,228.3	(33.5)%	(1.1)%	0.6%	(33.0)%
South America	533.3	588.9	(9.4)%	(5.0)%	0.9%	(5.3)%
EME	3,105.4	3,576.4	(13.2)%	2.5%	1.1%	(16.8)%
APA	230.3	291.1	(20.9)%	(0.7)%	2.0%	(22.2)%
Total Segments	4,685.5	5,684.7	(17.6)%	0.8%	1.0%	(19.4)%
Other(7)	—	490.6	(100.0)%	—%	—%	(100.0)%
	$4,685.5	$6,175.3	(24.1)%	0.7%	1.0%	(25.8)%

(6) See footnotes for additional disclosures.
(7) “Other” represents the results for the three and six months ended June 30, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.

North America

    North American net sales decreased 32.2% during the second quarter of 2025 compared to the second quarter of 2024, excluding the impact of unfavorable currency translation. Softer industry sales and under-production of end-market demand contributed to lower sales. The most significant sales declines occurred in high-horsepower tractors, sprayers and hay equipment. Income from operations for the second quarter of 2025 decreased $58.3 million compared to the same period in 2024 and operating margins were (5.3)%. The decrease was primarily a result of lower sales and production volumes.

South America

    Net sales in the South American region decreased 4.7% during the second quarter of 2025 compared to the second quarter of 2024, excluding the impact of favorable currency translation. Dealer inventory de-stocking drove most of the decrease. Lower sales of mid-range tractors, planters and sprayers accounted for most of the decline. Income from operations for the second quarter of 2025 increased $17.4 million compared to the same period in 2024. This increase was primarily a result of improved product mix and improved factory efficiency, partially offset by negative pricing impacts.

Europe/Middle East

    Europe/Middle East region net sales decreased 11.2% during the second quarter of 2025 compared to the second quarter of 2024, excluding the impact of favorable currency translation. Lower sales across most of the Western European markets were partially offset by growth in Eastern Europe and Scandinavia. Declines were largest in high-horsepower tractors and combines. Income from operations decreased $34.3 million in the second quarter of 2025 compared to the same period in 2024. This decrease was primarily a result of lower sales and production volumes as well as higher warranty costs.

Asia/Pacific/Africa

    Net sales in the Asia/Pacific/Africa region decreased 5.9%, excluding favorable currency translation impacts, during the second quarter of 2025 compared to the second quarter of 2024 due to weaker end market demand and lower production volumes. Lower sales in Australia, China and Japan drove most of the decline. Income from operations decreased $1.0 million in the second quarter of 2025 compared to the same period in 2024 primarily due to lower sales and production volumes.

Outlook

    AGCO now expects full-year 2025 net sales of approximately $9.8 billion. Adjusted operating margins are projected to be approximately 7.5%. Lower production volumes are expected to be partially offset by cost controls and stable engineering expenses. Based on these assumptions, full-year earnings per share are now targeted between $4.75 and $5.00. These estimates incorporate the expected impact of tariffs in effect as of July 31, 2025, along with AGCO’s mitigation strategies. Any changes to tariff policies or related responses could affect these projections.

* * * * *

    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Thursday, July 31. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the “Investors” Section. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

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Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits as well as the financial health of our dealers could negatively impact future sales and adversely impact our performance.
•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct, and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. The recent announcements of significant trade policy and tariff actions by the U.S. government, including but not limited to tariffs on imported steel and aluminum products, multiple tariffs on certain imports from China, tariffs on certain imports from Canada and Mexico, announced trade deal between the United States and European Union of baseline tariffs on certain imports from the European Union, and baseline tariffs on most imports from most other countries, are creating significant uncertainty and potential risks for our business. These announcements in some cases were followed by delays and changes in implementation, and the ultimate tariff structures are unclear at the current time. Depending upon which countries are impacted, increases in tariffs can increase both the costs of the inputs that we use in manufacturing products and increase the after-tariff sales prices of the products that we sell. The impacts of the tariffs may be partially mitigated as a majority of our sales and manufacturing takes place outside the United States. Additionally, these tariffs will increase the cost of certain raw materials and components, impacting our cost of goods sold. While we are actively exploring opportunities to mitigate these increased costs, there can be no guarantee that we will be able to fully offset the impact of these tariffs. Furthermore, the imposition of retaliatory tariffs from other countries on our exported products could negatively affect our sales and marketplace access in those countries. Moreover, the uncertainty of the tariff changes and any future trade policy changes has adversely impacted, and is expected to continue to adversely impact, our sales.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. In addition, the potential of future natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. There can be no assurance that there will not be future disruptions.
•Any future pandemics could negatively impact our business through reduced sales, facilities closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.

•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2024, and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio including leading brands Fendt®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.7 billion in 2024. For more information, visit www.agcocorp.com.

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AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$783.9	$612.7
Accounts and notes receivable, net	1,205.7	1,267.4
Inventories, net	3,096.4	2,731.3
Other current assets	542.3	526.6
Total current assets	5,628.3	5,138.0
Property, plant and equipment, net	1,966.0	1,818.6
Right-of-use lease assets	179.7	168.9
Investments in affiliates	594.2	519.6
Deferred tax assets	828.4	561.0
Other assets	501.6	435.2
Intangible assets, net	712.9	728.9
Goodwill	1,898.7	1,820.4
Total assets	$12,309.8	$11,190.6

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$207.9	$415.2
Accounts payable	1,060.0	813.0
Accrued expenses	2,409.0	2,469.6
Other current liabilities	126.6	128.2
Total current liabilities	3,803.5	3,826.0
Long-term debt, less current portion and debt issuance costs	2,756.9	2,233.3
Operating lease liabilities	132.6	127.5
Pension and postretirement health care benefits	163.0	155.6
Deferred tax liabilities	139.5	125.0
Other noncurrent liabilities	841.5	680.3
Total liabilities	7,837.0	7,147.7
Redeemable noncontrolling interests	304.3	300.1
Stockholders’ Equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	10.0	—
Retained earnings	5,922.6	5,645.0
Accumulated other comprehensive loss	(1,764.8)	(1,902.9)
Total stockholders’ equity	4,168.5	3,742.8
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$12,309.8	$11,190.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2025	2024
Net sales	$2,635.0	$3,246.6
Cost of goods sold	1,976.4	2,409.1
Gross profit	658.6	837.5
Operating expenses:
Selling, general and administrative expenses	326.4	379.8
Engineering expenses	117.8	137.8
Amortization of intangibles	15.7	31.7
Impairment charges	6.8	5.1
Restructuring and business optimization expenses	15.6	30.2
Loss on sale of business	12.3	494.6
Income (loss) from operations	164.0	(241.7)
Interest expense, net	17.8	29.9
Other expense, net	48.9	65.3
Income (loss) before income taxes and equity in net earnings of affiliates	97.3	(336.9)
Income tax provision (benefit)	(205.5)	41.6
Income (loss) before equity in net earnings of affiliates	302.8	(378.5)
Equity in net earnings of affiliates	11.6	9.6
Net income (loss)	314.4	(368.9)
Net loss attributable to noncontrolling interests	0.4	1.8
Net income (loss) attributable to AGCO Corporation	$314.8	$(367.1)
Net income (loss) per common share attributable to AGCO Corporation:
Basic	$4.22	$(4.92)
Diluted	$4.22	$(4.92)
Cash dividends declared and paid per common share	$0.29	$2.79
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.6
Diluted	74.6	74.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2025	2024
Net sales	$4,685.5	$6,175.3
Cost of goods sold	3,506.3	4,568.0
Gross profit	1,179.2	1,607.3
Operating expenses:
Selling, general and administrative expenses	652.2	730.2
Engineering expenses	233.8	268.7
Amortization of intangibles	31.0	45.6
Impairment charges	7.9	5.1
Restructuring and business optimization expenses	28.6	31.2
Loss on sale of business	12.3	494.6
Income from operations	213.4	31.9
Interest expense, net	36.3	31.8
Other expense, net	81.2	116.1
Income (loss) before income taxes and equity in net earnings of affiliates	95.9	(116.0)
Income tax provision (benefit)	(203.5)	110.7
Income (loss) before equity in net earnings of affiliates	299.4	(226.7)
Equity in net earnings of affiliates	23.7	25.8
Net income (loss)	323.1	(200.9)
Net loss attributable to noncontrolling interests	2.2	1.8
Net income (loss) attributable to AGCO Corporation	$325.3	$(199.1)
Net income (loss) per common share attributable to AGCO Corporation
Basic	$4.36	$(2.67)
Diluted	$4.36	$(2.67)
Cash dividends declared and paid per common share	$0.58	$3.08
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.6
Diluted	74.6	74.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$323.1	$(200.9)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	124.6	128.5
Amortization of intangibles	31.0	45.6
Stock compensation expense	17.9	16.1
Impairment charges	7.9	5.1
Loss on sale of business	12.3	494.6
Equity in net earnings of affiliates, net of cash received	(23.1)	(25.1)
Deferred income tax benefit	(301.3)	(25.2)
Other	14.0	19.4
Changes in operating assets and liabilities:
Accounts and notes receivable, net	107.5	(123.3)
Inventories, net	(146.5)	(373.3)
Other current and noncurrent assets	(70.3)	(62.1)
Accounts payable	176.1	59.8
Accrued expenses	(244.5)	(178.5)
Other current and noncurrent liabilities	124.8	84.8
Total adjustments	(169.6)	66.4
Net cash provided by (used in) operating activities	153.5	(134.5)
Cash flows from investing activities:
Purchases of property, plant and equipment	(90.4)	(193.0)
Proceeds from sale of property, plant and equipment	1.1	1.3
Purchase of businesses, net of cash acquired	—	(1,902.2)
Proceeds from sale of business	(12.3)	—
Investments in unconsolidated affiliates, net	(1.2)	(0.2)
Other	(5.3)	(0.1)
Net cash used in investing activities	(108.1)	(2,094.2)
Cash flows from financing activities:
Proceeds from indebtedness	518.0	2,585.4
Repayments of indebtedness	(367.5)	(1.7)
Payment of dividends to stockholders	(43.3)	(229.9)
Payment of minimum tax withholdings on stock compensation	(9.1)	(11.3)
Payment of debt issuance costs	—	(15.2)
Investments by noncontrolling interests, net	—	8.1
Net cash provided by financing activities	98.1	2,335.4
Effects of exchange rate changes on cash, cash equivalents and restricted cash	27.7	(24.9)
Increase in cash, cash equivalents and restricted cash	171.2	81.8
Cash, cash equivalents and restricted cash, beginning of period	612.7	595.5
Cash, cash equivalents and restricted cash, end of period(1)	$783.9	$677.3
____________________________________
(1)    Includes $20.0 million of cash and cash equivalents classified as held for sale as of June 30, 2024.

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. The cash received from receivables sold under these accounts receivable sales agreements that remain outstanding as of June 30, 2025 and December 31, 2024 was approximately $2.0 billion and $2.3 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. The cash received from trade receivables sold under factoring arrangements that remain outstanding as of June 30, 2025 and December 31, 2024 was approximately $254.2 million and $220.5 million, respectively.

    Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $19.8 million and $38.7 million during the three and six months ended June 30, 2025, respectively. Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $35.9 million and $63.8 million during the three and six months ended June 30, 2024, respectively.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of June 30, 2025 and December 31, 2024, these finance joint ventures had approximately $94.3 million and $139.2 million, respectively, of outstanding accounts receivable associated with these arrangements.

2.    INVENTORIES

    Inventories, net at June 30, 2025 and December 31, 2024 were as follows (in millions):

	June 30, 2025	December 31, 2024
Finished goods	$1,295.4	$1,187.9
Repair and replacement parts	831.1	754.6
Work in process	262.0	170.0
Raw materials	707.9	618.8
Inventories, net	$3,096.4	$2,731.3

3.    INDEBTEDNESS

    Long-term debt consisted of the following at June 30, 2025 and December 31, 2024 (in millions):

	June 30, 2025	December 31, 2024
Credit Facility, expires 2027	$375.0	$—
5.450% Senior notes due 2027	400.0	400.0
5.800% Senior notes due 2034	700.0	700.0
0.800% Senior notes due 2028	703.0	622.7
1.002% EIB Senior term loan due 2025	—	259.5
EIB Senior term loan due 2029	292.9	259.5
EIB Senior term loan due 2030	199.2	176.4
Senior term loans due between 2025 and 2028	171.6	152.0
Debt issuance costs	(11.0)	(12.0)
	2,830.7	2,558.1

Less:
1.002% EIB Senior term loan due 2025	—	(259.5)
Senior term loans due 2025	(73.8)	(65.3)
Total long-term indebtedness	$2,756.9	$2,233.3

    As of June 30, 2025 and December 31, 2024, the Company had short-term borrowings due within one year, excluding the current portion of long-term debt, of approximately $134.1 million and $90.4 million, respectively.

1.002% European Investment Bank (“EIB”) Senior Term Loan due 2025

    On January 24, 2025, the Company repaid €250.0 million (or approximately $262.3 million) upon maturity of the EIB Senior term loan due 2025.

4.    RESTRUCTURING AND BUSINESS OPTIMIZATION EXPENSES

    The Company is focused on operational efficiencies to build a more resilient business. On June 24, 2024, the Company announced a restructuring program (the “Program”) in response to increased weakening demand in the agriculture industry. The initial phase of the Program is focused on further reducing structural costs, streamlining the Company’s workforce and enhancing global efficiencies related to changing the Company’s operating model for certain corporate and back-office functions and better leveraging technology and global centers of excellence. The Company estimates that it will incur charges for one-time termination benefits of approximately $150.0 million to $200.0 million in connection with this phase of the Program, primarily consisting of cash charges related to severance payments, employees benefits and related costs. The Company incurred the majority of the charges in 2024 and expects to incur the remaining charges in 2025.

    As of December 31, 2024, accrued severance and other related costs primarily associated with the Program were approximately $136.2 million. During the three and six months ended June 30, 2025, the Company recorded $2.5 million and $1.7 million, respectively, of severance and other related costs, net of reversals, primarily associated with the Program, and paid approximately $39.4 million and $69.7 million, respectively, of severance costs. The $79.9 million of accrued severance and other related costs as of June 30, 2025, inclusive of approximately $11.7 million of favorable foreign currency translation impacts, are expected to be paid primarily during the next 12 months.

    Business optimization expenses primarily relate to professional services costs incurred as part of the restructuring program aimed at reducing structural costs, enhancing global efficiencies by changing the Company’s operating model for certain corporate and back-office functions. During the three and six months ended June 30, 2025, the Company recognized approximately $13.1 million and $26.9 million, respectively, of business optimization expenses.

5.    SEGMENT REPORTING

    The Company has four operating segments which are also its reportable segments which consist of the North America, South America, Europe/Middle East and Asia/Pacific/Africa regions. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company’s Chief Operating Decision Maker (“CODM”), Eric P. Hansotia, Chairman of the Board, President and Chief Executive Officer, evaluates segment performance primarily based on income from operations. The CODM utilizes income from operations to evaluate each segment’s performance including the allocation of resources. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2025 and 2024 based on the Company’s reportable segments are as follows (in millions):

Three Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments	Other(1)	Total
2025
Net sales	$420.9	$303.4	$1,774.9	$135.8	$2,635.0	$—	$2,635.0
Cost of goods sold	327.3	243.8	1,299.3	106.0	1,976.4	—	1,976.4
Selling, general and administrative expenses	80.6	29.8	140.1	17.9	268.4	—	268.4
Engineering expenses	35.1	6.0	74.2	2.5	117.8	—	117.8
Income (loss) from operations	$(22.1)	$23.8	$261.3	$9.4	$272.4	$—	$272.4

2024
Net sales(2)	$627.2	$315.9	$1,869.5	$143.5	$2,956.1	$290.5	$3,246.6
Cost of goods sold	468.9	265.5	1,350.6	110.4	2,195.4	213.7	2,409.1
Selling, general and administrative expenses	84.6	31.4	145.4	19.5	280.9	28.6	309.5
Engineering expenses	37.5	12.6	77.9	3.2	131.2	6.6	137.8
Income from operations(3)	$36.2	$6.4	$295.6	$10.4	$348.6	$41.6	$390.2

____________________________________
(1)    “Other” represents the results for the three months ended June 30, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.
(2)    Of the $290.5 million of the net sales of the divested G&P business recast to “Other”, $210.6 million, $33.0 million, $33.4 million and $13.5 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.
(3)    Of the $41.6 million of the income (loss) from operations of the divested G&P business recast to “Other”, $40.5 million, $6.2 million, $(7.1) million and $2.0 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

Six Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments	Other(1)	Total
2025
Net sales	$816.5	$533.3	$3,105.4	$230.3	$4,685.5	$—	$4,685.5
Cost of goods sold	622.9	429.0	2,270.1	184.3	3,506.3	—	3,506.3
Selling, general and administrative expenses	167.2	62.1	275.3	34.4	539.0	—	539.0
Engineering expenses	68.3	16.3	144.3	4.9	233.8	—	233.8
Income (loss) from operations	$(41.9)	$25.9	$415.7	$6.7	$406.4	$—	$406.4

2024
Net sales(2)	$1,228.3	$588.9	$3,576.4	$291.1	$5,684.7	$490.6	$6,175.3
Cost of goods sold	927.1	489.6	2,550.4	228.3	4,195.4	372.6	4,568.0
Selling, general and administrative expenses	166.1	53.8	283.1	37.7	540.7	58.2	598.9
Engineering expenses	70.5	27.1	152.2	5.6	255.4	13.3	268.7
Income from operations(3)	$64.6	$18.4	$590.7	$19.5	$693.2	$46.5	$739.7
____________________________________
(1)    “Other” represents the results for the six months ended June 30, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.
(2)    Of the $490.6 million of the net sales of the divested G&P business recast to “Other”, $339.1 million, $63.4 million, $55.5 million and $32.6 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.
(3)    Of the $46.5 million of the income (loss) from operations of the divested G&P business recast to “Other”, $54.5 million, $10.4 million, $(19.3) million and $0.9 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

    A reconciliation from the segment information to the consolidated balances for income (loss) from operations is set forth below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Segment income from operations	$272.4	$348.6	$406.4	$693.2
Other(1)	—	41.6	—	46.5
Impairment charges	(6.8)	(5.1)	(7.9)	(5.1)
Loss on sale of business	(12.3)	(494.6)	(12.3)	(494.6)
Corporate expenses	(47.7)	(62.9)	(95.8)	(115.9)
Amortization of intangibles	(15.7)	(31.7)	(31.0)	(45.6)
Stock compensation expense	(10.3)	(7.4)	(17.4)	(15.4)
Restructuring and business optimization expenses	(15.6)	(30.2)	(28.6)	(31.2)
Consolidated income (loss) from operations	$164.0	$(241.7)	$213.4	$31.9
____________________________________
(1)    “Other” represents the results for the three and six months ended June 30, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis and excluding a recent acquisition, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The net sales for the three months ended June 30, 2025 were not adjusted to exclude a recent acquisition as the acquisition occurred in the second quarter of 2024. A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income (loss) from operations, net income (loss) attributable to AGCO and net income (loss) per share attributable to AGCO to adjusted income from operations, adjusted net income and adjusted net income per share for the three and six months ended June 30, 2025 and 2024 (in millions, except per share data):

	Three Months Ended June 30,
	2025			2024
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income (Loss) From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)
As reported	$164.0	$314.8	$4.22	$(241.7)	$(367.1)	$(4.92)
Restructuring and business optimization expenses(2)	15.6	11.6	0.16	30.2	25.1	0.34
Amortization of PTx Trimble acquired intangibles(3)	13.0	7.9	0.11	18.2	11.5	0.15
Transaction-related costs(4)	5.8	1.6	0.02	27.0	20.0	0.27
Impairment charges(5)	6.8	6.8	0.09	5.1	5.1	0.07
Loss on sale of business(6)	12.3	12.7	0.17	494.6	494.6	6.62
Discrete tax items(7)	—	(255.2)	(3.42)	—	—	—
As adjusted	$217.5	$100.2	$1.35	$333.4	$189.2	$2.53
____________________________________
(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)    The restructuring expenses recorded during the three months ended June 30, 2025 and 2024 related primarily to severance, business optimization and other related costs associated with the Company’s Program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the three months ended June 30, 2025 and 2024 related to the Company’s divestiture of the majority of its Grain & Protein (“G&P”) business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the three months ended June 30, 2025 and 2024 primarily related to the impairment of certain other assets.
(6)    The loss on sale of business recorded during the three months ended June 30, 2025 related to the finalization of the preliminary working capital and other adjustments related to the sale of the majority of the Company's G&P business. As of June 30, 2024, the Company classified its G&P business as held for sale and recorded a loss of $494.6 million during the three months ended June 30, 2024.
(7)    During the three months ended June 30, 2025, the Company’s income tax provision included a net tax benefit of $255.2 million related to a legal entity reorganization.

	Six Months Ended June 30,
	2025			2024
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)
As reported	$213.4	$325.3	$4.36	$31.9	$(199.1)	$(2.67)
Restructuring and business optimization expenses(2)	28.6	21.3	0.29	31.2	25.8	0.35
Amortization of PTx Trimble acquired intangibles(3)	25.8	15.5	0.21	18.2	11.5	0.15
Transaction-related costs(4)	12.9	3.6	0.05	33.2	24.6	0.33
Impairment charges(5)	7.9	7.9	0.10	5.1	5.1	0.07
Loss on sale of business(6)	12.3	12.7	0.17	494.6	494.6	6.62
Discrete tax items(7)	—	(255.2)	(3.42)	—	—	—
As adjusted	$300.9	$131.1	$1.76	$614.2	$362.5	$4.85
____________________________________
(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)    The restructuring expenses recorded during the six months ended June 30, 2025 and 2024 related primarily to severance, business optimization and other related costs associated with the Company’s Program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the six months ended June 30, 2025 and 2024 related to the Company’s divestiture of the majority of its G&P business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the six months ended June 30, 2025 and 2024 primarily related to the impairment of certain other assets.
(6)    The loss on sale of business recorded during the six months ended June 30, 2025 related to the finalization of the preliminary working capital and other adjustments related to the sale of the majority of the Company's G&P business. As of June 30, 2024, the Company classified its G&P business as held for sale and recorded a loss of $494.6 million during the six months ended June 30, 2024.
(7)    During the six months ended June 30, 2025, the Company’s income tax provision included a net tax benefit of $255.2 million related to a legal entity reorganization.

    The following is a reconciliation of adjusted operating margin for the three and six months ended June 30, 2025 and 2024 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$2,635.0	$3,246.6	$4,685.5	$6,175.3

Income (loss) from operations	164.0	(241.7)	213.4	31.9
Adjusted income from operations(1)	$217.5	$333.4	$300.9	$614.2
Operating margin(2)	6.2%	(7.4)%	4.6%	0.5%
Adjusted operating margin(2)	8.3%	10.3%	6.4%	9.9%
____________________________________
(1)    Refer to the previous table for the reconciliation of income (loss) from operations to adjusted income from operations.
(2)    Operating margin is defined as the ratio of income (loss) from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    The Company does not provide a quantitative reconciliation of forward-looking, non-GAAP financial measures to the most directly comparable GAAP financial measure because it is difficult to reliably predict or estimate the relevant components without unreasonable effort due to future uncertainties that may potentially have a significant impact on such calculations and providing them may imply a degree of precision that would be confusing or potentially misleading.

    The following table sets forth, for the three months ended June 30, 2025 and 2024, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2025	2024	% change from 2024	$	%
North America	$420.9	$627.2	(32.9)%	$(4.4)	(0.7)%
South America	303.4	315.9	(4.0)%	2.2	0.7%
Europe/Middle East	1,774.9	1,869.5	(5.1)%	113.9	6.1%
Asia/Pacific/Africa	135.8	143.5	(5.4)%	0.7	0.5%
Total Segments	2,635.0	2,956.1	(10.9)%	112.4	3.8%
Other(1)	—	290.5	(100.0)%	—	—%
	$2,635.0	$3,246.6	(18.8)%	$112.4	3.5%
____________________________________
(1)    “Other” represents the results for the three months ended June 30, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. Of the $290.5 million of the net sales of the divested G&P business recast to “Other”, $210.6 million, $33.0 million, $33.4 million and $13.5 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

    The following table sets forth, for the six months ended June 30, 2025 and 2024, the impact to net sales of currency translation and a recent acquisition by geographical segment (in millions, except percentages):

	Six Months Ended June 30,			Change due to currency translation		Change due to acquisition of a business
	2025	2024	% change from 2024	$	%	$	%
North America	$816.5	$1,228.3	(33.5)%	$(14.0)	(1.1)%	$7.7	0.6%
South America	533.3	588.9	(9.4)%	(29.4)	(5.0)%	5.1	0.9%
Europe/Middle East	3,105.4	3,576.4	(13.2)%	88.6	2.5%	40.7	1.1%
Asia/Pacific/Africa	230.3	291.1	(20.9)%	(2.1)	(0.7)%	5.8	2.0%
Total Segments	4,685.5	5,684.7	(17.6)%	43.1	0.8%	59.3	1.0%
Other(1)	—	490.6	(100.0)%	—	—%	—	—%
	$4,685.5	$6,175.3	(24.1)%	$43.1	0.7%	$59.3	1.0%
____________________________________
(1)    “Other” represents the results for the six months ended June 30, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. Of the $490.6 million of the net sales of the divested G&P business recast to “Other”, $339.1 million, $63.4 million, $55.5 million and $32.6 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.